News Release

For Immediate Release:

October 25, 2010

International Barrier Technology Reports 51% Growth in Quarterly Sales Revenue and 96% Growth in Sales Volume for the Fiscal First Quarter Ended September 30, 2010

Shipments Increase Despite Construction Industry Slowdown as Barrier’s Private-Label Pyrotite® Partnerships with Major Players Within the Wood Building Industry Strengthen

Watkins, MN - October 25, 2010 - International Barrier Technology Inc. (“Barrier”) (IBTGF: OTCBB; IBH: TSXV), the manufacturer of Pyrotite®, a proprietary fire-resistant building material that contains a large volume of water engineered to release at high temperatures, reports revenue and sales volume results for the first fiscal quarter ended September 30, 2010.

Overall revenue generated for the quarter was $879,274, a 51% increase over the $581,536 generated during the same period in the previous year. Revenue for the reported 2010 quarter would have shown a 69% increase if the value of the substrate panel were reflected in Barrier’s sales price; as was the case in the previous year. Barrier’s Supply Agreement with LP® Building Products, the world’s largest producer of OSB, is a “treatment only” service where the resulting fire rated panel is both trademarked and sold by LP. Quarterly revenue into the Residential Roof Deck/Wall Assembly/Structural Insulated Panel Market increased 109% from $85,247 to $178,125, and revenue into the Commercial Modular Market increased 46% from $242,039 to $353,356.

Sales volume of shipments of Barrier products for the quarter ending September 30, 2010, was 1,774,100 sq. ft.  This is an increase of 96% over the 903,000 sq. ft. that was shipped during the first quarter in the comparable fiscal year in 2009.  In addition, it was the highest quarterly shipment level since the first fiscal quarter of 2008.  Sales into the Residential Roof Deck/Wall Assembly/Structural Insulated Panel Market increased by 208% during the period, and shipments into the Commercial Modular Market increased by 65%.

Dr. Michael Huddy, Barrier Technology CEO, commented: “We are pleased to see that the Pyrotite® technology private-label agreement we announced in January of 2010 with LP® Building Products is beginning to take shape. Coupled with our ongoing relationship with MuleHide Products in the commercial modular market, Barrier is successfully dealing with the       lingering depression in the construction industry.  Barrier is growing at record pace; on par with levels in 2008.  We attribute this growth to an increase in captured market share for fire rated building materials created by new product applications for Pyrotite technology and the nationwide marketing, sales, and distribution sources our private-label partnerships provide.”

Dr. Huddy concluded: “We continue to create success by targeting sales efforts toward architect and specifying engineer educational seminars which focus on applications requiring fire-rated material on exterior roofs and walls of multi-use commercial buildings.  This market provides our private-label partners with strong growth potential as individual projects in this market can require significant volumes of Barrier Pyrotite® products.  With current capacity levels at our manufacturing facility near 40 million sq. ft., we have significant room for growth and are confident we can keep pace with demand from our partners in the near term.”

Additional Information:

To view a fact sheet on International Barrier http://www.intlbarrier.com/investors/documents/IBTGF_FS.pdf

To view recent media coverage of Barrier http://www.intlbarrier.com/news/media_coverage.htm

International Barrier Technology Inc.

510 4th St N • P.O. Box 379 • Watkins, MN  55389  USA

Tel: 866-735-3519  •  Email: mmcelwee@intlbarrier.com

About International Barrier Technology Inc.
International Barrier Technology Inc. (OTCBB: IBTGF; TSXV: IBH) develops, manufactures, and markets proprietary fire-resistant building materials branded as LP® FlameBlock® Fire-Rated OSB Sheathing and Mule-Hide FR Deck Panel. Barrier's award-winning fire-resistant wood panels use a patented, non-toxic, non-combustible coating with an extraordinary capability: it releases water in the heat of fire. The panels exceed "model" building code requirements in every targeted fire test and application, and are unique in combining properties that increase panel strength and minimize environmental and human impact.  Barrier's family of products provides customers a premium material choice meeting an increasingly challenging combination of requirements in residential and commercial building construction.  For more information please visit www.intlbarrier.com.

INTERNATIONAL BARRIER TECHNOLOGY INC.

_______________________

Michael D. Huddy

President, Director

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THE CONTENT OF THIS PRESS RELEASE.

Melissa McElwee, Investor Relations Manager

International Barrier Technology

(866) 735-3519

mmcelwee@intlbarrier.com

The Investor Relations Group

IR: Adam S. Holdsworth

212-825-3210

or

PR: Enrique Briz

For more information please visit:

www.intlbarrier.com

Forward-Looking Information: The statements in this news release contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks, assumptions and uncertainties, including but not limited to the ability to generate and secure product sales. In each case actual results may differ materially from such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or modified) will not be realized.

International Barrier Technology Inc.

510 4th St N • P.O. Box 379 • Watkins, MN  55389  USA

Tel: 866-735-3519  •  Email: mmcelwee@intlbarrier.com